Exhibit 23.1

CONSENT OF DELOITTE & ASSOCIÉS

AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the France Telecom US Employee Shareholding Plan Orange Success 2007 of our reports dated June 25, 2007, relating to the financial statements of France Telecom and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 20-F of France Telecom and subsidiaries for the year ended December 31, 2006.

DELOITTE & ASSOCIÉS

/s/ Deloitte & Associés

Neuilly sur Seine, France

December 6, 2007